Exhibit 99.1

Green Plains Appoints Farha Aslam to Its Board of Directors

Experienced agribusiness public company director and former leading industry analyst on Wall Street to bring investor perspective and financial expertise to the Board

OMAHA, Neb. Oct. 27, 2021, (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ: GPRE) today announced the appointment of Farha Aslam to its Board of Directors (the “Board”) as an independent director, effective Oct. 26, 2021. Ms. Aslam’s appointment fills the vacancy created by the retirement of Gene Edwards from the Board in August 2021.

Ms. Aslam is a leading expert in agribusiness, having covered the sector for more than two decades as an analyst for firms including Merrill Lynch & Co. and Stephens Inc. She is currently Managing Partner of Crescent House Capital, an advisory practice she founded that develops operating and investment strategies for companies, investors, and service providers across the global food and agricultural value chain. Ms. Aslam also has relevant public company director experience and currently serves as a director and audit committee member at both Pilgrim’s Pride (NASDAQ:PPC), a leading global provider of high-quality food products, and Calavo Growers, Inc. (NASDAQ:CVGW), a global avocado industry leader and an expanding provider of value-added fresh food.

“Farha’s agribusiness experience and financial expertise are well-suited to support our continued transformation and growth,” said Wayne Hoovestol, Chairman of the Board. “Her experience serving on the boards of global leaders in our space will allow her to provide valuable insights as we continue to leverage technological innovation and strategic partnerships to unlock growth. Additionally, as a former top Wall Street analyst and current strategic advisor to companies in the agribusiness industry, Farha has a keen understanding of the investor mindset and a deep appreciation of how companies in our sector drive shareholder value, complementing the robust operating expertise of our other directors. Given her decades of experience at the intersection of Wall Street and agribusiness, we are confident Farha will be a strong voice for shareholder interests in the boardroom and enhance the overall effectiveness of our Board.”

Following the departure of Calavo’s CFO in July 2021 until September 2021, Ms. Aslam served as interim CFO of Calavo. Additionally, as a member of Pilgrim’s board, she is a shareholder-designated representative for JBS USA, Pilgrim’s largest shareholder.

Ms. Aslam was identified as part of a comprehensive search and selection process conducted with feedback and input from shareholders. Ms. Aslam’s appointment builds upon the Company’s previously announced board refreshment initiative and the comprehensive review of governance and board composition which the Board undertook in response to the results of the 2020 annual meeting.

About Farha Aslam

Farha Aslam is Managing Partner at Crescent House Capital, an investment and strategic advisory firm she founded that focuses on the agriculture, energy, and food processing industries. Ms. Aslam has worked in the finance industry since 1996. Prior to founding Crescent House in 2019, she was Managing Director at Stephens Inc., where she led the firm’s Food and Agribusiness equity research team and built a top-tier research franchise that spanned the grain, ethanol, protein, and packaged food sectors and successfully positioned several lead managed equity offerings and debt financings. Previously, Ms. Aslam was a vice president at Merrill Lynch and a risk management advisor at UBS. Ms. Aslam serves on the boards of directors of Pilgrim’s Pride; Calavo Growers, Inc.; PSSI; and Saffron Road. She is a member of the audit committees at both Pilgrim’s Pride and Calavo. At Calavo, she is also a member of the board’s compensation and sustainability committees. Ms. Aslam graduated from the University of California with a B.A. degree in Economics. She holds a Master of Business Administration degree from Columbia University.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of Ultra-High Protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include: disruption caused by health epidemics, such as the coronavirus outbreak, competition in the industries in which Green Plains operates; commodity market risks and financial market risks; counterparty risks; risks associated with changes to federal policy or regulation, including changes to tax laws; risks related to closing and achieving anticipated results from acquisitions and disposals. Other factors can include risks associated with Green Plains’ ability to realize higher margins anticipated from the Company’s high protein feed, clean sugar, specialty alcohol and carbon sequestrations initiatives; to achieve anticipated savings from Project 24; to successfully pursue its ongoing transformation strategy and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Green Plains Inc. Contacts

Investors: Phil Boggs | Executive Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com

Media: Lisa Gibson | Communications Manager | 402.952.4971 | lisa.gibson@gpreinc.com

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